EXHIBIT 23.1

101 Larkspur Landing Suite 321 Larkspur, CA 94939

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cure Pharmaceutical Holdings Corp and Subsidiaries. of our report dated March 30, 2020, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Cure Pharmaceutical Holdings Corp appearing in the Annual Report on Form 10-K of Cure Pharmaceutical Holdings Corp for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading of “experts” in such Prospectus.

RBSM LLP

Larkspur, CA

November 30, 2020